Exhibit 99.1

Finish Line Reports Fourth Quarter and Full Fiscal Year 2017 Results

INDIANAPOLIS, March 24, 2017 – The Finish Line, Inc. (NASDAQ: FINL) today reported results for the fourth quarter and fiscal year 2017, representing the thirteen and fifty-two weeks ended February 25, 2017.

For the thirteen weeks ended February 25, 2017:

●	Consolidated net sales were $557.5 million, a decrease of 0.4% from the prior year period.

●	Finish Line comparable sales decreased 4.5%.

●	Finish Line Macy’s sales increased 35%.

●	On a GAAP basis, diluted earnings per share from continuing operations were $0.30.

●	Non-GAAP diluted earnings per share from continuing operations, which primarily excludes the impact from store impairment charges, were $0.50.

For the fifty-two weeks ended February 25, 2017:

●	Consolidated net sales were $1.84 billion, an increase of 2.5% over the prior year.

●	Finish Line comparable sales increased 0.3%.

●	Finish Line Macy’s sales increased nearly 30%.

●	On a GAAP basis, diluted earnings per share from continuing operations were $0.85.

●	Non-GAAP diluted earnings per share from continuing operations, which primarily excludes the impact from store impairment charges and severance related charges, were $1.06.

“Our fourth quarter earnings performance represented a disappointing finish to a challenging year financially for our company,” said Sam Sato, Chief Executive Officer of Finish Line. “As elements of our footwear offering did not resonate with our customers as we expected and the overall retail environment in February became increasingly difficult, we made the decision to get more aggressive on pricing to be competitive and clear slow moving product. While this allowed us to end fiscal 2017 with clean inventory levels, it put significant pressure on fourth quarter product margins. We know we must improve the execution of our merchandise strategies to drive increased full price selling and fuel sustained comparable sales growth. At the same time, we are confident that the numerous operational improvements we made throughout the past year have created a more efficient company with a stronger foundation to support enhanced profitability and increased shareholder value over the long-term.”

Balance Sheet

As of February 25, 2017, consolidated merchandise inventories decreased 4.8% to $331.1 million compared to $348.0 million as of February 27, 2016. Merchandise inventories decreased high-single digits at Finish Line and increased high-single digits at Macy’s.

The company repurchased 250,000 shares of common stock in the fourth quarter totaling $4.4 million. For the full year, Finish Line repurchased 2.5 million shares totaling $52.8 million. The company has 4.8 million shares remaining on its current Board authorized repurchase program.

As of February 25, 2017, the company had no interest-bearing debt and $90.9 million in cash and cash equivalents, compared to $79.5 million as of February 27, 2016.

Outlook

The fiscal year ending March 3, 2018 is a 53 week year. For the fiscal year ending March 3, 2018, Finish Line expects comparable sales to increase low-single digits and earnings per share to be in the range of $1.12 to $1.23 which is an increase of approximately 6% to 16% compared with the $1.06 Non-GAAP diluted earnings per share in this fiscal year ended February 25, 2017, which was a 52 week year. We estimate the additional week will contribute approximately $0.06 per share to our fourth quarter and full year fiscal 2018 results.

Q4 Fiscal 2017 Conference Call Today, March 24, 2017 at 8:30 a.m.

The company will host a conference call for investors today, March 24, 2017, at 8:30 a.m. Eastern. To participate in the live conference call, dial 866-923-8645 (U.S. and Canada) or 660-422-4970 (International), conference ID #34406218. The live conference call will also be accessible online at www.finishline.com. A replay of the conference call can be accessed approximately two hours following the completion of the call by dialing 855-859-2056, conference ID #34406218. This recording will be made available through Sunday, April 30, 2017. The replay will also be accessible online at www.finishline.com.

Annual Meeting July 13, 2017

The company’s Board of Directors has established July 13, 2017 as the date of the 2017 annual meeting of shareholders, with May 12, 2017 as the record date for this meeting.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The company believes that these non-GAAP measures, including selling, general and administrative expenses, operating income, income tax expense, net income from continuing operations, and diluted earnings per share from continuing operations, are helpful to investors because they allow for a more direct comparison of the company’s year-over-year performance and are useful in assessing the company’s progress in achieving its long-term financial objectives. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP measures to the comparable GAAP measures can be found in this release beginning on page 6 below.

About The Finish  Line, Inc.

The  Finish Line, Inc. is a premium retailer of athletic shoes, apparel and  accessories. Headquartered in Indianapolis, Finish Line has approximately 950 Finish Line branded locations primarily in U.S. malls and shops inside Macy’s  department stores and employs more than 14,000 sneakerologists who help  customers every day connect with their sport, their life and their style.  Online shopping is available at www.finishline.com and www.macys.com. Mobile shopping is  available at m.finishline.com. Follow Finish Line  on Twitter at Twitter.com/FinishLine or Twitter.com/FinishLineNews and “like” Finish  Line on Facebook at Facebook.com/FinishLine. Track loyalty points and find  store and product information with the free Finish Line app downloadable for iOS and Android customers.

Forward-Looking Statements

This news release includes statements that are or may be considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by the use of words or phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “outlook,” “potential,” “optimistic,” “confidence,” “continue,” “evolve,” “expand,” “growth” or words and phrases of similar meaning. Statements that describe objectives, plans or goals also are forward-looking statements.

All of these forward-looking statements are subject to risks, management assumptions and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. The principal risk factors that could cause actual performance and future actions to differ materially from the forward-looking statements include, but are not limited to, the company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor); the availability and timely receipt of products; the ability to timely fulfill and ship products to customers; fluctuations in oil prices causing changes in gasoline and energy prices, resulting in changes in consumer spending as well as increases in utility, freight and product costs; product demand and market acceptance risks; deterioration of macroeconomic and business conditions; the inability to locate and obtain or retain acceptable lease terms for the company’s stores; the effect of competitive products and pricing; loss of key employees; execution of strategic growth initiatives (including actual and potential mergers and acquisitions and other components of the company’s capital allocation strategy); cybersecurity risks, including breach of customer data; a major failure of technology and information systems; and the other risks detailed in the company’s Securities and Exchange Commission filings. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward-looking statements included herein are made only as of the date of this report and Finish Line undertakes no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

	The Finish Line, Inc. Consolidated Statements of Operations (Unaudited) (In thousands, except per share and store/shop data)
	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 25, 2017	February 27, 2016	February 25, 2017	February 27, 2016

Net sales	$557,452	$559,845	$1,844,393	$1,798,982
Cost of sales (including occupancy costs)	395,298	368,845	1,295,989	1,242,960
Gross profit	162,154	191,000	548,404	556,022
Selling, general, and administrative expenses	128,705	136,594	480,897	469,836
Impairment charges and store closing costs	13,129	43,142	13,312	43,637
Operating income	20,320	11,264	54,195	42,549
Interest expense, net	101	61	279	65
Income from continuing operations before income taxes	20,219	11,203	53,916	42,484
Income tax expense	7,919	2,444	18,760	13,562
Net income from continuing operations	12,300	8,759	35,156	28,922
Net loss from discontinued operations, net of tax	(21,771)	(4,723)	(53,364)	(7,126)
Net (loss) income	(9,471)	4,036	(18,208)	21,796
Net loss attributable to redeemable noncontrolling interest of discontinued operations	—	—	—	96
Net (loss) income attributable to The Finish Line, Inc.	$(9,471)	$4,036	$(18,208)	$21,892
Diluted (loss) earnings per share attributable to The Finish Line, Inc. shareholders:
Continuing operations	0.30	0.20	0.85	0.64
Discontinued operations	(0.53)	(0.11)	(1.29)	(0.16)
Diluted (loss) earnings per share attributable to The Finish Line, Inc. shareholders	(0.23)	0.09	(0.44)	0.48
Diluted weighted average shares	40,790	43,513	41,367	44,787
Dividends declared per share	$0.11	$0.10	$0.41	$0.37

Finish Line store activity for the period:
Beginning of period	580	617	591	637
Opened	—	—	6	8
Closed	(7)	(26)	(24)	(54)
End of period	573	591	573	591
Square feet at end of period			3,187,942	3,278,039
Average square feet per store			5,564	5,547
Branded shops within department stores activity for the period:
Beginning of period	392	394	392	395
Opened	—	—	1	1
Closed	(18)	(2)	(19)	(4)
End of period	374	392	374	392
Square feet at end of period			526,286	476,533
Average square feet per shop			1,407	1,216

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 25, 2017	February 27, 2016	February 25, 2017	February 27, 2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales (including occupancy costs)	70.9	65.9	70.3	69.1
Gross profit	29.1	34.1	29.7	30.9
Selling, general, and administrative expenses	23.1	24.4	26.1	26.1
Impairment charges and store closing costs	2.4	7.7	0.7	2.4
Operating income	3.6	2.0	2.9	2.4
Interest expense, net	—	—	—	—
Income from continuing operations before income taxes	3.6	2.0	2.9	2.4
Income tax expense	1.4	0.4	1.0	0.8
Net income from continuing operations	2.2	1.6	1.9	1.6
Net loss from discontinued operations	(3.9)	(0.9)	(2.9)	(0.4)
Net (loss) income	(1.7)	0.7	(1.0)	1.2
Net loss attributable to redeemable noncontrolling interest of discontinued operations	—	—	—	—
Net (loss) income attributable to The Finish Line, Inc.	(1.7)%	0.7%	(1.0)%	1.2%

	Condensed Consolidated Balance Sheets (Unaudited)
	February 25, 2017	February 27, 2016
ASSETS
Cash and cash equivalents	$90,856	$79,495
Merchandise inventories, net	331,146	347,966
Other current assets	69,408	62,368
Assets held for sale	—	80,795
Property and equipment, net	247,897	239,067
Other assets, net	7,161	7,857
Total assets	$746,468	$817,548
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities, excluding the revolving credit facility and liabilities held for sale	$221,971	$207,906
Liabilities held for sale	—	15,185
Deferred credits from landlords	32,133	30,503
Other long-term liabilities	40,866	36,310
Shareholders’ equity	451,498	527,644
Total liabilities and shareholders’ equity	$746,468	$817,548

Reconciliation of Selling, General, and Administrative Expenses, GAAP to
Selling, General, and Administrative Expenses, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 25, 2017		February 27, 2016		February 25, 2017		February 27, 2016
Selling, general, and administrative expenses, GAAP	$128,705	23.1%	$136,594	24.4%	$480,897	26.1%	$469,836	26.1%
Employee severance, retirement, and other costs	—	—	(3,710)	(0.7)	(2,132)	(0.2)	(3,710)	(0.2)
Selling, general, and administrative expenses, Non-GAAP	$128,705	23.1%	$132,884	23.7%	$478,765	25.9%	$466,126	25.9%

Reconciliation of Operating Income, GAAP to Operating Income, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 25, 2017		February 27, 2016		February 25, 2017		February 27, 2016
Operating income, GAAP	$20,320	3.6%	$11,264	2.0%	$54,195	2.9%	$42,549	2.4%
Employee severance, retirement, and other costs	—	—	3,710	0.7	2,132	0.2	3,710	0.2
Impairment charges and store closing costs	13,129	2.4	43,142	7.7	13,312	0.7	43,637	2.4
Operating income, Non-GAAP	$33,449	6.0%	$58,116	10.4%	$69,639	3.8%	$89,896	5.0%

Reconciliation of Income Tax Expense, GAAP to Income Tax Expense, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 25, 2017		February 27, 2016		February 25, 2017		February 27, 2016
Income tax expense, GAAP	$7,919	1.4%	$2,444	0.4%	$18,760	1.0%	$13,562	0.8%
Tax affect of:
Employee severance, retirement, and other costs	—	—	1,428	0.3	1,453	0.1	1,428	0.1
Impairment charges and store closing costs	5,053	0.9	16,610	3.0	5,125	0.3	16,799	0.9
Income tax expense, Non-GAAP	$12,972	2.3%	$20,482	3.7%	$25,338	1.4%	$31,789	1.8%

Reconciliation of Net Income From Continuing Operations, GAAP to
Net Income From Continuing Operations, Non-GAAP (Unaudited)
(In thousands)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	February 25, 2017		February 27, 2016		February 25, 2017		February 27, 2016
Net income from continuing operations, GAAP	$12,300	2.2%	$8,759	1.6%	$35,156	1.9%	$28,922	1.6%
Employee severance, retirement, and other costs, net of income taxes	—	—	2,282	0.4	679	0.1	2,282	0.1
Impairment charges and store closing costs, net of income taxes	8,076	1.5	26,532	4.7	8,187	0.4	26,838	1.5
Net income from continuing operations, Non-GAAP	$20,376	3.7%	$37,573	6.7%	$44,022	2.4%	$58,042	3.2%

Reconciliation of Diluted Earnings Per Share From Continuing Operations, GAAP to
Diluted Earnings Per Share From Continuing Operations, Non-GAAP (Unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	February 25, 2017	February 27, 2016	February 25, 2017	February 27, 2016
Diluted earnings per share from continuing operations, GAAP	$0.30	$0.20	$0.85	$0.64
Employee severance, retirement, and other costs, net of income taxes	—	0.05	0.02	0.05
Impairment charges and store closing costs, net of income taxes and redeemable noncontrolling interest	0.20	0.60	0.19	0.59
Diluted earnings per share from continuing operations, Non-GAAP	$0.50	$0.85	$1.06	$1.28

Note: See Disclosure Regarding Non-GAAP Measures above.

Media Contact:	Investor Contact:
Dianna Boyce	Ed Wilhelm
Corporate Communications	Chief Financial Officer
317-613-6577	317-613-6914